Exhibit 10.6
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of the 8th day of December, 2006, by and between Arris Group, Inc., a Delaware corporation (“Company”), and Lawrence Margolis (“Executive”).
W I T N E S S E T H:
     WHEREAS, the parties hereto have entered into that certain Amended and Restated Employment Agreement dated as of April 29, 1999 (the “Agreement”), providing for the employment of Executive by Company on the terms and conditions therein; and
     WHEREAS, the parties hereto desire to amend the Agreement as provided herein;
     NOW, THEREFORE, for and in consideration of Executive’s continued employment with Company and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
     1. Capitalized terms that are used but not defined in this Amendment shall have the meanings specified in the Agreement.
     2. Section 4 of the Agreement is amended in its entirety to read as follows:
4.	EQUITY AWARDS. From time to time, Executive will be granted equity awards (which may consist of, without limitation, shares of restricted stock and options and/or warrants to purchase shares of Company stock) as determined by the Board or its Compensation Committee in its good faith judgment to be appropriate. Any such awards or grants will be granted at the same time such equity awards are granted generally to other senior executives of Company. The terms of such awards, including, if applicable, exercise price and vesting, shall be determined by the Board or its Compensation Committee at the time of grant.
     3. Section 5(c) of the Agreement is amended by (a) inserting after the words “stock options” the words “and other equity awards,” and (b) inserting the words “fully vest and” before the words “become immediately and fully exercisable.”

     4. A new Section 5(e) is added to the Agreement, which reads as follows:
(e) It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code as currently written (the “Code”). Unless expressly provided otherwise, all of the payments due to Executive under subsection (c) of this Section will be made within fifteen (15) days following the Termination Date; provided, however, that if under Section 409A of the Code, such payments must be delayed to conform with the applicable tax rules, the Company will defer any such payment until no later than one day following the first date upon which such payment may be made without incurring the tax imposed thereunder; provided, further, that if Executive incurs any additional tax, interest or penalties under Section 409A of the Code, the Company will pay Executive an additional amount so that, after all taxes on such amount, Executive has an amount equal to such additional tax.
     5. Except as amended hereby, the Agreement shall remain in full force and effect.
     6. The provisions of Sections 10 through 13 of the Agreement shall apply to this Amendment as if set forth in their entirety.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“Company” ARRIS GROUP, INC.
By:	/s/ Robert J. Stanzione
	Name:	Robert J. Stanzione
	Title:	President

“Executive”
/s/ Lawrence Margolis
Lawrence Margolis

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